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Exhibit 10.19

BAE SYSTEMS SUBLEASE

        This Sublease is made this 12th day of February, 2003 between Benchmark Electronics, Inc., a Texas corporation ("Sublessor"), and BAE SYSTEMS Information and Electronic Systems Integration Inc., a Delaware Corporation ("Sublessee").

WITNESSETH:

WHEREAS, Sublessor is the lessee under that certain Prime Lease dated February 12, 2003, by and between Benchmark Electronics, Inc. as Tenant and BAE SYSTEMS Information and Electronic Systems Integration Inc. as Landlord (the "Prime Lease") for an office building located within the Pope Technical Park in Hillsborough County, New Hampshire, commonly known as Building #2, 65 River Road, Hudson, New Hampshire 03051 (the "Building");

        WHEREAS, Sublessee will occupy in stages approximately 40,000 square feet on the second floor of the Building, as shown in Exhibit A hereto, and make use of certain Common Areas (as hereinafter defined) of the Building ("Initial Premises") beginning, as to a portion of the Initial Premises, on March 1, 2003 ("Commencement Date") and in various stages to be agreed upon thereafter, and Sublessee will occupy approximately 10,000 square feet on the first floor ("Additional Premises") (collectively with the Initial Premises, "Premises") beginning January 1, 2004;

        WHEREAS, the exact square footage of the Premises and the date or dates upon which the Initial Premises shall be available for occupancy by Sublessee shall be mutually agreed to by the parties in writing on or before Sublessee's occupancy of the Premises; and

        WHEREAS, Sublessee desires to lease from Sublessor the Premises on the terms and conditions set forth in this Sublease;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

ARTICLE I
TERM

        Section 1.01 Term. The term for the Initial Premises (the "Prime Term") shall, commence on March 1, 2003 and continue through December 31, 2006. The term for the Additional Premises shall begin on January 1, 2004 and shall continue through December 31, 2006 such that its expiration coincides with that of the Prime Lease.

        Section 1.02 Additional Term.

        (a) In the event that Sublessee shall desire to extend this Sublease at the end of the Prime Term, Sublessee shall be permitted to extend this Sublease for one additional term for a period of four years following expiration of the Prime Term ("Additional Term"). Sublessee shall provide Sublessor with written notice of its intention with regard to extending this Sublease at least one hundred eighty (180) days before the expiration of the Prime Term. The Rent (as defined herein) for the Additional Term shall be the same, on a per square foot basis, as the Rent paid by Sublessor during the Additional Term of the Prime Lease. All other terms and conditions of this Sublease shall remain in full force and effect during the Additional Term of this Sublease.

        (b) Notwithstanding anything contained herein to the contrary, Sublessee acknowledges and agrees that Sublessor's right to sublease the Premises for the Prime Term and Additional Term is subject to its right to sublease under the Prime Lease, and the continuation of the Prime Lease beyond the Prime Term of the Prime Lease. If the Prime Lease expires or terminates prior to the expiration or termination of this Sublease, Sublessee acknowledges that all of its rights hereunder shall terminate simultaneously therewith and, upon such event Sublessor shall have no further obligation to sublease the Premises to Sublessor hereunder.

        Section 1.03. Option for Additional Floor Space.

        (a) Beginning January 1, 2004, Sublessee may occupy an additional 30,000 square feet in whole or in increments of 10,000 square feet ("Optional Premises," and, if leased, collectively with Initial Premises and Additional Premises, "Premises"). Such Optional Premises shall be contiguous with areas occupied at the time of exercise of this option, but may be on the first or second floor as determined by the Sublessor. Sublessee shall provide Sublessor with written notice at least 90 days before January 1, 2004. The initial term of Sublessor's occupation of the Optional Premises shall expire coincident with the Prime Term or, if this option is exercised during the Additional Term, it shall expire coincident with the Additional Term. The Rent (as defined herein) for the Optional Premises shall be the same, on a per square foot basis, as the Rent paid by Sublessor during the coinciding term of the Prime Lease. All other terms and conditions of this Sublease shall remain in full force and effect.

        (b) Notwithstanding anything contained herein to the contrary, Sublessee acknowledges and agrees that Sublessor's right to sublease the Premises for the Prime Term and Additional Term is subject to its right to sublease under the Prime Lease, and the continuation of the Prime Lease beyond the Prime Term of the Prime Lease. If the Prime Lease expires or terminates prior to the expiration or termination of this Sublease, Sublessee acknowledges that all of its rights hereunder shall terminate simultaneously therewith and, upon such event Sublessor shall have no further obligation to sublease the Premises to Sublessor hereunder.

ARTICLE II
THE PREMISES

        Section 2.01 Use of Premises. Sublessee may use and occupy the Premises during the Prime Term or, if applicable, Additional Term of this Sublease for offices, research and development labs, engineering, or manufacturing and for no other purposes except with the prior written consent of Sublessor, provided that any such use of the Premises shall at all times comply with all applicable laws and regulations, including zoning and land use laws and regulations.

        Section 2.02 Access to Common Areas. Sublessee shall also have right to ingress and egress from the following common areas of the Building (the "Common Areas"):

  (a)
  the cafeteria;

  (b)
  the hallways, elevators, and other areas of ingress and egress from the Building;

  (c)
  the bathrooms;

  (d)
  the shipping and receiving dock;

  (e)
  the nurse facilities;

  (f)
  the shower facilities;

  (g)
  the parking facilities, including five specially designated executive parking spaces, for executive personnel of Sublessee located within the existing defined parking lot and in proximity to the established dedicated access to the Building.

However, the right to ingress and egress does not include the labor services to support these areas. Those mutually agreed upon services will be separately negotiated and agreed to in writing by the parties pursuant to Section 2.04.

        Section 2.03 Services Procured by Sublessee. Sublessee shall procure electric power, water, sewer, fire protection (consisting only of sprinklers, fire extinguishers and smoke detectors), outside maintenance services (including plowing for the roads and parking lots of the Building) for the Premises directly from the Landlord (as defined in the Prime Lease).

        Section 2.04 Services Provided by Sublessor. Sublessor and Sublessee shall mutually agree in writing upon any services relating to the Premises to be provided by the Sublessor. Sublessee shall reimburse

Sublessor for expenses incurred in providing these services pursuant to the terms of Section 3.02. These services may be amended by letter of agreement.

        Section 2.05 Compliance with Laws. Sublessee shall comply with all applicable federal, state, and local laws, ordinances and regulations with respect to its use and occupancy of the Premises. Sublessee shall not permit the conduct of any business trade or occupation on the Premises, or anything to be done thereon which may void or make voidable any policy of insurance held by Sublessor thereon, or which will be unlawful, improper, noisy, or offensive or contrary to any federal, state, or local laws or regulations.

ARTICLE III
RENT

        Section 3.01 Annual Base Rent. Sublessee shall pay Sublessor the same rent, on a per square foot basis, as the rent paid by Sublessor during the coinciding term of the Prime Lease ("Rent") in equal, consecutive, monthly installments. The first payment of the Rent shall be due and payable on the Commencement Date. Each subsequent payment of the Rent shall be due and payable on the first day of each month for the Prime Term or, if applicable, Additional Term of the Sublease. In the event any such Rent shall not have been paid by the close of business on the fifth calendar day following the due date for such Rent, Sublessee shall pay to Sublessor a late fee equal to 5% of the overdue amount. Sublessee shall pay Sublessor Rental rates listed in the Prime Lease as follows:

  (a)
  $7.00 per square foot of occupied area per year during the period of March 1, 2003 through December 31, 2006.

  (b)
  $7.18 per square foot of occupied area per year during the period of January 1, 2007 through December 31, 2007, if applicable.

  (c)
  $7.35 per square foot of occupied area per year during the period of January 1, 2008 through December 31, 2008, if applicable.

  (d)
  $7.54 per square foot of occupied area per year during the period of January 1, 2009 through December 31, 2009, if applicable.

  (e)
  $7.73 per square foot of occupied area per year during the period of January 1, 2010 through December 31, 2010, if applicable.

        Section 3.02 Additional Rent. Sublessee shall pay as additional rent the costs associated with real property taxes, casualty and liability insurance policies, which costs shall be pro-rated by a mutually agreed upon amount based upon Sublessee's square footage percentage subleased of Sublessor's Premises, and the services provided by Sublessor pursuant to Section 2.04 for the subleased Premises (the "Additional Rent").

ARTICLE IV
SIGNS

        Section 4.01 Signs. Sublessee shall have the right, at its expense, to maintain within or on the exterior of the Building such signs, directories or marquees as shall serve to identify Sublessee and to direct guests to Sublessee's place of business. Such signs, directories, or marquees shall be subject to Sublessor's approval, which shall not be unreasonably withheld. Sublessor agrees to prominently identify Sublessee by a sign located at the Sublessee's entrance to the Building as soon as reasonably practical after the Commencement Date, such sign to be of a design mutually approved by Sublessor and Sublessee and subject to compliance with local zoning ordinances.

ARTICLE V
TRANSFER AND SUBLETTING

        Section 5.01. Transfer and Subletting. Sublessee shall not sublet, assign, transfer, vacate or in any manner dispose of the Premises or any part thereof for all or any part of the Prime Term or, if applicable, Additional Term of this Sublease without the prior written consent of Sublessor, which shall not be unreasonably withheld or delayed.

ARTICLE VI
SURRENDER OF PREMISES

        Section 6.01 Surrender of Premises. Upon the expiration or termination of this Sublease, Sublessee shall peaceably surrender the Premises in its current condition, reasonable wear and tear excepted, unless the Prime Lease shall have terminated contemporaneously. Prior to the termination or expiration of this Sublease, Sublessee shall remove from the Premises all Hazardous Substances (as defined in Section 12.01) used within, in, or as part of its business that were placed in or on the Premises on or after the Commencement Date. Neither Sublessor nor Sublessee shall be required to remove asbestos containing building materials present upon the Premises as of the Commencement Date.

ARTICLE VII
IMPROVEMENTS TO PREMISES

        Section 7.01. Alterations and Additions. Any alterations, additions, or improvements to the Premises by the Sublessee shall be done in accordance with the applicable county, city, and State laws and ordinances and building and zoning rules and regulations and shall not unduly disturb Sublessor's quiet enjoyment of the remainder of the Building. Sublessee hereby expressly assumes full responsibility for all damages and for injuries which may result to any person or property by reason of or resulting from said alterations, additions, or improvements, and shall hold Sublessor harmless with respect thereto, except with respect to those injuries and damages arising out of Sublessor's fault or negligence.

        Section 7.02 Reserved.

        Section 7.03 Payment by Sublessee. Sublessee shall pay, when due, any and all sums of money that may be due for any labor services, materials, supplies, or equipment alleged to have been furnished or to be furnished to or for Sublessee in, on, or about the Premises and which may be secured by any mechanics, material or other liens against the Premises or of Sublessor's interest therein, and Sublessee shall cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures or becomes due. Sublessor does not own the building.

ARTICLE VIII
LIABILITY

        Section 8.01. Liability. Sublessor in no event shall be liable for, and Sublessee shall indemnify and hold harmless Sublessor from, any damage or injury to Sublessee or any agent or employee of Sublessee, or to any person or persons coming upon the Premises in connection with the occupancy by Sublessee of the Premises, or to any goods, chattels or other property of Sublessee, or any other person or persons which may during the Prime Term or, if applicable, Additional Term of this Sublease be located in the Premises unless Sublessor was responsible for such injury through Sublessor's own gross negligence or willful misconduct. Sublessor shall not be liable for, and Sublessee shall indemnify and hold harmless Sublessor from, any damage to Sublessee's personal property located within the Premises whether such damage is caused or contributed to by water, rain, snow, breakage of pipes, or leakage, in the event that such damage is due to the fault or negligence of Sublessee, its agents or employees. Sublessee shall carry insurance to cover damage by fire or other casualty to Sublessee's personal property.

        Section 8.02 Limitation of Liability. In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of either party provided in Article X of this Sublease.

ARTICLE IX
INSPECTION

        Section 9.01 Sublessor's Inspection. Subject to governmental security regulations and Sublessee's reasonable proprietary requirements, and upon prior notice, Sublessor and persons designated by Sublessor have the right to enter the Premises at reasonable hours to examine the same and to do such work as Sublessor is obligated to do under the terms of this Sublease, or to do such work as Sublessor shall deem necessary for the safety or preservation of the Premises; provided however, that the same shall not interfere unreasonably with the conduct of Sublessee's business.

        Section 9.02 Quiet Enjoyment. Subject to the terms of this Sublease, Sublessor covenants that, if Sublessee pays the Rent, performs all of its obligations provided for hereunder and observes all of the other provisions hereof, Sublessee shall at all times during the Prime Term or, if applicable, Additional Term peaceably and quietly have, hold and enjoy the Premises, without any interruption or disturbance from Sublessor.

ARTICLE X
INDEMNIFICATION

        Section 10.01. Indemnification. Sublessee shall defend and indemnify Sublessor and agrees to hold Sublessor harmless from any injury, cost or damage to Sublessor or Sublessor's agents or employees and from any and all liability for injury to third persons or damage to the property of third persons, including expenses, and reasonable counsel fees to the extent caused by the negligent or unlawful acts or omissions of Sublessee, Sublessee's agents or employees occurring in, on, or about the Premises.

        Section 10.02. Environmental Indemnification. Sublessee shall defend and indemnify Sublessor and agrees to hold Sublessor harmless from any and all Damages (as defined below) arising during or after the Prime Term or, if applicable, Additional Term of this Sublease from or in connection with the use, storage, generation, disposal, discharge, release or emission of Hazardous Substances (as defined in Section 12.01), during the Prime Term or, if applicable, Additional Term, in, on, or about the Premises by Sublessee, Sublessee's agents, employees, contractors, or invitees, excluding Sublessor, Sublessor's agents, employees, contractors or invitees. This indemnification shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely after the expiration or termination of this Sublease.

        Sublessor shall defend and indemnify Sublessee and agrees to hold Sublessee harmless from any and all Damages (as defined below) arising during the Original Lease, the Prime Term or, if applicable, the Additional Term of this Lease from or in connection with the use, storage, generation, disposal, discharge, release, or emission of Hazardous Substances (as defined in Section 13.01) in, on or about the Premises by Sublessor, Sublessor's agents, employees, contractors, or invitees. This duty to defend, indemnify and hold harmless shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely the expiration or termination of this Lease.

        For the purposes of this Section 10.02, "Damages" means all demands, claims, actions, or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement, including, without limitation, reasonable costs, fees, and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts), but specifically excluding (i) any costs incurred by or allocated to the indemnified party with respect to time spent by employees of the indemnified party or any of its affiliates, (ii) any consequential, exemplary or punitive damages and (iii) the decrease in the value of any asset to the extent that such valuation is based on a use of such asset other than its use as of the Commencement Date.

        For the purposes of this Section 10.02, "Remedial Action(s)" means the investigation, clean-up, or remediation of contamination or environmental degradation or damage caused by, related to, or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including, without limitation, investigations, response, and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, and clean-up requirements under similar state Environmental Laws (as defined in Section 12.01). Any Sublessee environmental permits will be the responsibility of Sublessee.

ARTICLE XI
MAINTENANCE

        Section 11.01 Maintenance of Premises. Sublessee agrees to maintain the Premises, including the heating and electrical systems in the Premises, in substantially the same condition as they are on the Commencement Date, reasonable wear and tear, alterations, additions and damage by fire and other casualty excepted, acknowledging that the Premises are now in good condition. Sublessee shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor to suffer any waste.

ARTICLE XII
ENVIRONMENTAL SAFETY

        Section 12.01 Hazardous Substances. Sublessee shall not cause or permit any Hazardous Substances (as defined below) to be used, stored, generated, or disposed of in, on, or about the Premises by Sublessee, its agents, employees, contractors, or invitees, except for such Hazardous Substances as are normally utilized in an office or light manufacturing environment. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored, and disposed of in a manner that complies with all Environmental Laws. Sublessee shall not discharge, release or emit Hazardous Substances on or about the Premises so as to pollute or contaminate air, soil (including sediment and subsurface soil), or water (including groundwater). Any testing, control, or treatment of discharges, releases or emissions of Hazardous Substances required as a result of Sublessee's use and occupancy of the Premises shall be solely the responsibility of Sublessee, and costs incurred by Sublessor in effecting any such tests, controls, or treatment shall be reimbursed by Sublessee to Sublessor upon demand as additional rent. Sublessor reserves the right to enter upon the Premises at any time throughout the Prime Term or, if applicable, Additional Term of this Lease, subject to governmental security regulations and Sublessee's reasonable proprietary requirements, and upon prior notice, to assure compliance with this Section 12.01.

        For the purposes of this Section 12.01 and Section 10.02, "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "pollutants," or "contaminants," and any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or material, including, without 1imitation, asbestos and petroleum, its derivatives, by-products and other hydrocarbons, in each case as regulated under any Environmental Law.

        For the purposes of this Section 12.01 and Section 10.02, "Environmental Laws" means any and all past, present or future federal, state, local, and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, judicial decisions, permits, or governmental restrictions or agreements with any governmental authority, which relate to the environment, human health and safety, or to pollutants, contaminants, wastes, or chemicals or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substances, wastes or materials or which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called "Superfund" or "Superlien" law, and the Occupational Safety and Health Act of 1970, as amended.

ARTICLE XIII
BREACH

        Section 13.01 Breach or Default by Sublessee. Any breach by Sublessee of any conditions of this Sublease, other than payment of the Rent pursuant to Section 3.01 may be cured by Sublessor for the account of and at the expense of Sublessee, and any reasonable sums so advanced shall be paid to Sublessor on the first day of the month following presentation of Sublessor's invoice therefor. Further, if Sublessee shall fail to pay the Rent within 10 days after being due and having been provided with a written demand therefor, Sublessor shall have the right to recover the Rent owed (together with any applicable late fee) and to reenter and take possession of the Premises and cancel and annul the remainder of this Sublease. If Sublessee defaults in any condition or covenant of the Sublease or in performing the same, and fails to correct, or commence correction of, such default within 10 days of receiving the written notice of Sublessor thereof, Sublessor may, at its option, terminate this Sublease.

ARTICLE XIV
TAXES

        Section 14.01 Realty Taxes. Sublessee shall pay Sublessor for any real property taxes for which Sublessor has paid the Landlord for the subleased Premises under the Prime Lease.

        Section 14.02 Personal Property Taxes. Sublessee shall be liable for the payment of all taxes levied against any of Sublessee's personal property or trade fixtures placed in, on, or about the Premises, including, without limitation, the shelves, counters, vaults, vault doors, wall safes, partitions, machinery, and electrical or electronic equipment. If Sublessor is required to pay any of such taxes, Sublessee upon demand shall promptly reimburse Sublessor therefor.

ARTICLE XV
INSURANCE

        Section 15.01 Liability Insurance. During the Prime Term or, if applicable, Additional Term, Sublessee shall carry and keep in full force and effect at all times for the protection of Sublessor and Sublessee, comprehensive general liability insurance for bodily injury, death and damage to property of others, including Sublessee's legal liability for damage to the Premises and blanket contractual liability, with respect to all business conducted from the Premises and the use and occupancy thereof including the activities, operations and work conducted or performed by Sublessee, by any other person on behalf of Sublessee, by those for whom Sublessee is in law responsible, and by any other person on the Premises, with minimum limits of coverage of at least $2,000,000 for each occurrence of property damage and bodily injury with an aggregate of $5,000,000. Notwithstanding the foregoing, Sublessor shall have the right to require Sublessee to increase the minimum limits of coverage set forth above, from time to time, to the standard limits of coverage required for comparable property in the Hudson, New Hampshire area.

        Section 15.02 Fire and Casualty Insurance. Sublessee shall obtain and maintain in full force and effect throughout the Prime Term and, if applicable, Additional Term, insurance policies against fire, theft, vandalism, malicious mischief, leakage, and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the Hudson, New Hampshire area, insuring all of the improvements comprising part of the Premises, as well as Sublessee's improvements in the Premises, in an amount equal to not less than the full replacement value thereof.

        Section 15.03 Policy Requirements. All insurance policies carried by Sublessee pursuant to this Article XV, and any other insurance policies carried by Sublessee with respect to the Premises, shall: (i) be issued in form acceptable to Sublessor by good and solvent insurance companies licensed to do business in the State of New Hampshire and reasonably satisfactory to Sublessor; (ii) name Sublessor and any other parties in interest, from time to time designated by notice from Sublessor to Sublessee, as an additional insured; (iii) provide for at least 30 days prior written notice to Sublessor of any cancellation or material alteration of such policy or of any defaults thereunder; (iv) contain an express waiver of any right of subrogation by the insurance company against Sublessor and Sublessor's agents; (v) contain an automatic increase in insurance endorsement providing appropriate inflation protection; and (vi) have such other form and content as Sublessor may reasonably require.

ARTICLE XVI
BANKRUPTCY, WAIVER OR DEFAULT

        Section 16.01 Bankruptcy, Waiver or Default. In the event Sublessee files a voluntary petition in bankruptcy, makes assignment for the benefit of creditors, or is adjudged a bankrupt, or if a receiver, trustee or custodian is appointed for Sublessee by any court, or if Sublessee files any petition for relief under any section of the bankruptcy laws of the United States now in force or hereafter enacted, or if Sublessee takes advantage of any insolvency act, or if the interest of Sublessee shall be sold under any execution or other legal process issued out of any court, or if Sublessee shall abandon or vacate the Premises during the Prime Term or, if applicable, Additional Term of this Sublease, or if Sublessee shall breach any promise or covenant herein, then in any such event it shall be lawful for Sublessor at any time thereafter, at its option upon ten 10 days written notice to Sublessee, to re-enter said premises and again have possession thereof and occupy the same as if this Sublease had not been made, and thereupon this Sublease shall cease and become null and void.

ARTICLE XVII
SUBORDINATION

        Section 17.01 Subordination. This Sublease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, lien or liens, now or at any time hereafter recorded, on the property of which the Premises are a part, other than the Mortgage and Promissory Note dated July 28, 1982 between Hi-Tension Realty Corporation, Mortgagor, and Ernest Chalifoux, Ethel Chalifoux and Mildred Chalifoux, Mortgagee, and Sublessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Sublease to said mortgages, deeds of trust, or other such instruments in the nature of a mortgage.

ARTICLE XVIII
MISCELLANEOUS

        Section 18.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to Sublessee:

    BAE SYSTEMS, IEWS
    PO Box 868; MER12-1506
    Nashua, NH 03061-0868
    Attention: Brian A. Hammar
    Facsimile: (603) 885-6415

        with a copy to:

    BAE SYSTEMS, IEWS
    PO Box 868; NHQ1-719
    Nashua, NH 03061-0868
    Attention: Thomas X. Tsirimokos, Esq
    Facsimile: (603) 885-2167

        if to Sublessor:

    Benchmark Electronics, Inc.
    3000 Technology Drive
    Angleton, Texas 77515

    Attention: President and Chief
                              Operating Officer
    Facsimile: (979) 848-5269

        with a copy to:

    Benchmark Electronics, Inc.
    3000 Technology Drive
    Angleton, Texas 77515
    Attention: Legal Department
    Facsimile: (979) 848-5225

or to such addresses or telecopy numbers and with such other copies, as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request, or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 18.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 18.01.

        Section 18.02 Eminent Domain. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the Prime Term or, if applicable, Additional Term of this Sublease shall cease on the part so taken from the day that possession of that part shall be required for any purpose by said public authority, and the Rent shall be paid up to that day, and if such portion of the Premises are so taken as to, in Sublessee's opinion, destroy the usefulness of the Premises for the purpose for which the Premises were leased, then, from that day, Sublessee shall have the right either to terminate this Sublease and declare the same null and void, or to continue in the possession of the remainder of the same under the terms herein provided, except that the Rent shall be reduced in proportion to the amount of the Premises taken based on the value of the portion taken to the value of the remaining part. All damages awarded for such taking shall belong to and be the property of Sublessee.

        Section 18.03 Destruction of Premises. If, during the Prime Term or, if applicable, Additional Term of this Sublease, the Premises are totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Sublessor shall restore the destruction if the restoration can be made under the existing laws and can be completed within 120 working days after the destruction. Such destruction shall not terminate the Sublease. During the period that the premises are being restored Sublessee shall neither pay nor owe the Rent to Sublessor. If the restoration cannot be made within 120 days, then within 10 days after such destruction Sublessee or Sublessor can terminate this Sublease immediately by giving written notice and, thereafter, neither party shall bear any further liability under this Sublease, except for those obligations which, by their nature, survive the expiration or termination of the Sublease.

        Section 18.04 Entire Agreement. Except as otherwise expressly written, this Sublease contains all representations, understandings, agreements and commitments of Sublessor and Sublessee pertaining to the subject matter hereof, and supersedes any previous agreement, whether verbal or written, regarding the subject matter herein.

        Section 18.05 Applicable Law; Jurisdiction. This Sublease shall be construed in accordance with the laws of the State of New Hampshire without reference to the conflicts of laws principles thereof. The forum for any disputes arising hereunder shall be a court of competent jurisdiction sitting in the State of New Hampshire, and by executing this Lease, Landlord and Tenant consent to such jurisdiction.

        IN WITNESS WHEREOF, the parties have caused this Sublease to be executed the date first above written.

SUBLESSOR:
BENCHMARK ELECTRONICS, INC.

By:	/s/ DONALD E. NIGBOR (SEAL) Name: Donald E. Nigbor Title: Chief Executive Officer
SUBLESSEE:
BAE SYSTEMS INFORMATION AND ELECTRONIC SYSTEMS INTEGRATION INC.
By:	/s/ THOMAS E. FITZPATRICK (SEAL) Title: Vice President Mission Success & Product Assurance

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  Exhibit 10.19
BAE SYSTEMS SUBLEASE
ARTICLE I TERM
ARTICLE II THE PREMISES
ARTICLE III RENT
ARTICLE IV SIGNS
ARTICLE V TRANSFER AND SUBLETTING
ARTICLE VI SURRENDER OF PREMISES
ARTICLE VII IMPROVEMENTS TO PREMISES
ARTICLE VIII LIABILITY
ARTICLE IX INSPECTION
ARTICLE X INDEMNIFICATION
ARTICLE XI MAINTENANCE
ARTICLE XII ENVIRONMENTAL SAFETY
ARTICLE XIII BREACH
ARTICLE XIV TAXES
ARTICLE XV INSURANCE
ARTICLE XVI BANKRUPTCY, WAIVER OR DEFAULT
ARTICLE XVII SUBORDINATION
ARTICLE XVIII MISCELLANEOUS